Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

TULLY’S COFFEE CORPORATION

These Articles of Amendment to the Amended and Restated Articles of Incorporation of Tully’s Coffee Corporation, a Washington corporation (the “Corporation”), are herein executed by said corporation, pursuant to the provisions of RCW 23B.01.200 and RCW 23B.10.060, as follows:

1. The name of the Corporation is Tully’s Coffee Corporation.

2. The amendments to the Amended and Restated Articles of Incorporation of this Corporation are as follows:

A. These Articles of Amendment provide for a reclassification of the Corporation’s issued and outstanding common stock, no par value per share as follows: as of the beginning of the first business day after the filing of these Articles of Amendment (the “Effective Date”), each eight issued and outstanding shares of the Corporation’s common stock, no par value per share (“Common Stock”), automatically shall be combined and reconstituted into one share of Common Stock, no par value per share, of the Corporation, thereby giving effect to a one-for-eight reverse split of the Corporation’s issued and outstanding Common Stock without further action of any kind (the “Reverse Split”). Each holder of a certificate or certificates that immediately prior to the Effective Date represented outstanding shares of Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation for cancellation, a certificate or certificates representing the number of whole shares (rounded down to the nearest whole share) of Common Stock held by such holder on the Effective Date after giving effect to the Reverse Split. No fractional shares of Common Stock shall be issued in the Reverse Split; instead, shareholders who would otherwise be entitled to fractional shares will receive a cash payment of the value thereof in lieu of such fraction. No other exchange, reclassification or cancellation of issued shares shall be effected by this Amendment.

B. The language of Article 2.8(c)(ii) is deleted in its entirety and replaced with the following language:

ii. Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the sum of $1.78 plus any declared but unpaid dividends on such share by the Conversion Price at the time then in effect for such share immediately upon the earlier of (A) a “Qualified Public Offering” (as defined herein), or (B) the date upon which the Corporation obtains the consent of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred stock (each, an “Automatic Conversion Event”). For purposes of this subsection 2.8(c)(ii), “Qualified Public Offering” shall mean the consummation of the Corporation’s first sale of its Common Stock to the pubic pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor form) under the Securities Act of 1933, as amended, at an aggregate price to the public of at least $15 million. Upon the occurrence of an Automatic Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its

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transfer agent; provided, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent.

3. The foregoing amendments to the Amended and Restated Articles of Incorporation were adopted by the Board of Directors on June 1, 2007.

4. The foregoing amendments to the Amended and Restated Articles of Incorporation were adopted by the shareholders on June 27, 2007.

5. The foregoing amendments to the Amended and Restated Articles of Incorporation were duly approved by the shareholders of the Corporation, in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

6. Each of the foregoing amendments to the Amended and Restated Articles of Incorporation will become effective as of the beginning of the first business day after the filing of these Articles of Amendment.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment in an official and authorized capacity under penalty of perjury this 27th day of June, 2007.

TULLY’S COFFEE CORPORATION

By:	/s/ Kristopher S. Galvin
Kristopher S. Galvin
Its Executive Vice President and
Chief Financial Officer

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